Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities”, and to the use of our reports dated (a) February 28, 2007, with respect to the consolidated financial statements, including the consolidated schedules of investments and (b) dated March 30, 2007, with respect to the senior securities table, of Hercules Technology Growth Capital, Inc., included in the Registration Statement (Form N-2 File No. 333-141828) and related Prospectus for the registration of 12,479,568 shares of its common stock.

/s/    Ernst & Young LLP

San Francisco, CA

May 11, 2007